As filed with the Securities and Exchange Commission on October 28, 2004.
                                                          Registration No. 333-
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              -------------------
                    ADDVANTAGE TECHNOLOGIES GROUP, INC.
            (Exact name of registrant as specified in its charter)
                              -------------------

         OKLAHOMA                                       73-1351610
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)
                                 1605 E Iola
                          Broken Arrow, OK   74012
                              (918) 251-2887
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              -------------------

                              KENNETH A. CHYMIAK
                    President and Chief Executive Officer
                     ADDvantage Technologies Group, Inc.
                                 1605 E Iola
                         Broken Arrow, OK   74012
                               (918) 251-2887
          (Name, address, including zip code, and telephone number,
                 including area code,of agent for service)

                                    COPY TO:
                            Lynnwood R. Moore, Jr.
                            Conner & Winters, P.C.
                            3700 First Place Tower
                              15 East 5th Street
                          Tulsa, Oklahoma 74103-4344
                               (918) 586-5711
                             --------------------

     Approximate date of commencement of proposed sale of the securities to the public: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                                         Proposed       Proposed
 Title of each                       maximum offerings   maximum    Amount of
class of securities   Amount to be  price per share (1) aggregate  registration
to be registered       registered      registered      offering (1)    fee
-------------------------------------------------------------------------------
Common Stock           3,500,000         $4.085      $14,297,500    $1,811.49
($.01 par value)

<F1>
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of the common stock of the registrant on October 26, 2004, as reported on the American Stock Exchange.


     The registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

                 Subject to Completion, Dated October 28, 2004




                              3,500,000 Shares
                    ADDvantage Technologies Group, Inc.


                               Common Stock

                               ------------

     Up to 3,500,000 shares of our common stock (including up to 3,000,000 shares that may be issued upon exercise of outstanding stock options) may be offered for sale from time to time by certain selling shareholders named on page 7 of this prospectus. We will not receive any of the proceeds from the sale of these shares. There are three stock options granted by David E. Chymiak, our Chairman of the Board, and Kenneth A. Chymiak, our President and Chief Executive Officer, to Barron Partners, L.P., each covering 1,000,000 shares of our common stock. The exercise prices of these options are $4.25 per share, $5.25 per share and $6.25 per share, respectively. The respective expiration dates of these options are 15 months, 18 months and 24 months from the date of this prospectus. Sales of shares by the selling shareholders may be effected from time to time in one or more transactions, including block trades, in the over-the-counter market, in negotiated transactions or in a combination of any of these methods of sale. The selling price of the shares may be at the market price prevailing at the time of sale, at a price related to such prevailing market price or at a negotiated price. The selling share-holders may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended. See "Plan of Distribution" on page 8 of this prospectus.

     Our common stock is listed on the American Stock Exchange under the symbol AEY. On October 26, 2004, the closing price of our common stock was $4.10 per share.

                               ------------

     Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 4 in this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------




            The date of this Prospectus is October 28, 2004.

                            TABLE OF CONTENTS
                                                                           Page
Where You Can Find More Information.......................................    2
Summary...................................................................    3
Risk Factors..............................................................    4
Forward-Looking Statements................................................    7
Use of Proceeds...........................................................    7
Selling Shareholders......................................................    7
Plan of Distribution......................................................    8
Legal Opinion.............................................................    9
Experts...................................................................    9


                   WHERE YOU CAN FIND MORE INFORMATION

     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information.
This prospectus is not an offer to sell these shares of common stock and it is not soliciting an offer to buy these shares of common stock in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

     We file annual reports, quarterly reports, special reports, and other information with the Securities and Exchange Commission ("SEC"). You may read and copy reports, statements or other information at the SEC's public reference rooms in Washington, D.C. (at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549), New York City (at 233 Broadway, New York, New York 10279-0001), or Chicago, Illinois (at Suite 1400, 500 West Madison, Chicago, Illinois 60661). Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Information about us can also be found at our website at www.addvantagetech.com.

     This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended, or the Securities Act, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. This prospectus contains statements concerning documents filed as exhibits. For the complete text of any of these documents, we refer you to the copy of the document filed as an exhibit to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to other documents which we have filed. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until all of the shares offered by this prospectus have been sold or we otherwise terminate the offering of these shares:
     *  Our Annual Report on Form 10-KSB for the year ended September 30, 2003;
     * Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004;
     *  Our Current Report on Form 8-K filed with the SEC on October 6, 2004;
     * The description of our common stock contained in our registration statement on Form SB-2, file no. 33-9902-FW, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description; and

     We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy of these filings by writing or telephoning us at the following address:
        Dee Cooper
        ADDvantage Technologies Group, Inc.
        1605 E. Iola
        Broken Arrow, OK  74012

                                      SUMMARY

     The following summary highlights selected information from this prospectus and in the documents incorporated by reference. Because this is a summary, it does not contain all information about us that may be important to you. You should read this entire prospectus and the other documents referred to in "Where You Can Find Additional Information," and the consolidated financial statements and related notes which are incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to "ADDvantage," "we," "us," and "our" refers to ADDvantage Technologies Group, Inc. and its subsidiaries collectively.

ADDvantage Technologies Group, Inc.

     Based in Broken Arrow, Oklahoma, we are a supplier of a comprehensive line of electronics and hardware for the cable television ("CATV") industry.
Through our six wholly-owned operating subsidiaries, we distribute and service products used to acquire, distribute and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems.

     Through our TULSAT subsidiary, we are an exclusive Scientific-Atlanta Master Distributor for certain legacy products and a distributor for most of Scientific-Atlanta's other products, including a nonexclusive distributor for select transmission and subscriber products sold in Argentina, Bahamas, Belize, Bolivia, Brazil, Caribbean Islands (excluding Cuba), Chile, Costa Rica, Colombia, Dominican Republic, Ecuador, El Salvador, French Guyana, Guatemala, Guyana, Honduras, Mexico, Nicaragua, Panama, Paraguay, Peru, Puerto Rico, Suriname, Uruguay and Venezuela. Our NCS subsidiary is one of two preferred distributors for Motorola's broadband products. Other subsidiaries distribute products for leading cable equipment original equipment manufacturers such as Standard, Corning-Gilbert, RL Drake Company, Blonder-Tongue Laboratories, Quintech Electronics, Videotek and others. Each of our subsidiaries also operates service repair centers specializing in Motorola, Magnavox, Scientific-Atlanta and Alpha Power Supplies repairs. We are known for carrying hard-to-find items and for our ability to respond quickly to customer needs.

     We sell new, used and refurbished products to customers that provide an array of communications services including television, high-speed data and telephony to single family homes, apartments and institutions such as hospitals, prisons, universities and schools. Some of our customers include large multiple system operations ("MSOs") such as Cablevision, Comcast, Cox and Time Warner; mid-market MSOs such as Cable One and Sequel III; competitive service providers such as Knology and Seren; and private cable companies such as those run by hotels, hospitals, schools and mobile parks.

     On September 30, 2004, we announced that all of the outstanding shares of our Series A 5% Cumulative Convertible Preferred Stock had been redeemed effective September 30, 2004. These shares were redeemed at their stated value of $40.00 per share, or an aggregate payment of $8,000,000 for all of the 200,000 shares redeemed. These shares were beneficially owned 50% by David Chymiak and 50% by Kenneth A. Chymiak and his wife.

     Our mailing address is 1605 East Iola, Broken Arrow, OK 74012, and our telephone number is (918) 251-2887. Our website is www.addvantagetech.com. Except for this prospectus and the documents incorporated by reference which are on our website, other information on our website is not and should not be considered a part of this prospectus.

The Offering

  Common Stock offered by selling shareholders...................500,000 shares
  Shares underlying stock options held by selling shareholders.3,000,000 shares Common Stock to be outstanding after the offering, based on shares outstanding on July 23, 2004................................10,081,789 shares
  American Stock Exchange symbol............................................AEY

     No shares are being offered or sold by us either directly or through options or warrants. The options have been granted to Barron Partners, L.P. by David Chymiak and Kenneth Chymiak. Thus, neither the sale of any of the offered shares nor exercises of the options will result in an increase in the numbers of outstanding shares of our common stock. The total of 10,081,789 shares of common stock to be outstanding after this offering is based on the number of shares outstanding on July 23, 2004 as reported on our Form 10-Q for the period ended June 30, 2004.

     This is a continuous offering and is not underwritten. We cannot predict when or if the selling shareholders will sell their shares or exercise options entitling them to purchase and possibly sell shares underlying the options. This offering assumes that the selling shareholders will exercise all options they hold for purchase of our common stock, for cash and at the current exercise price.

                                   RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before deciding to purchase any shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. Additional risks not presently known, or which we currently consider immaterial also may adversely affect us.

We are highly dependent upon our principal executive officers who also control us.

     David Chymiak, Chairman of the Board, and Kenneth Chymiak, President and Chief Executive Officer, currently own approximately 80% of our outstanding common stock and 100% of our outstanding preferred stock. Our performance is highly dependent upon the skill, experience and availability of these two persons. Should either of them become unavailable to us, our performance and results of operations would probably be adversely affected to a material extent. In addition, they will continue to own a controlling interest in us following this offering, thus restricting our ability to take any action without their approval or acquiescence. Likewise, as shareholders, they may elect to take certain actions which may be contrary to the interests of the other shareholders.

Our business is dependent on customers' capital budgets.

     Our performance is impacted by our customers' capital spending for constructing, rebuilding, maintaining or upgrading broadband communications systems. Capital spending in the telecommunications industry is cyclical. A variety of factors will affect the amount of capital spending, and therefore, our sales and profits, including:

   *     consolidations and recapitalizations in the cable television industry;
   *     general economic conditions;
   *     availability and cost of capital;
   *     other demands and opportunities for capital;
   *     regulations;
   *     demands for network services;
   *     competition and technology; and
   *     real or perceived trends or uncertainties in these factors.

     Developments in the industry and in the capital markets in recent years have reduced access to funding for certain customers, causing delays in the timing and scale of deployments of our equipment, as well as the postponement or cancellation of certain projects by our customers.

     On the other hand, a significant increase in the capital budgets of our customers might actually impact us in a negative fashion. Much of our inventory consists of refurbished and surplus-new equipment and materials that we have acquired from other cable operators. If our customers seek higher end, more expensive equipment, the demand for our products may suffer.

The markets in which we operate are very competitive, and competitive pressures may adversely affect our results of operations.

     The markets for broadband communication equipment are extremely competitive and dynamic, requiring the companies that compete in these markets to react quickly and capitalize on change. This will require us to make quick decisions and deploy substantial resources in an effort to keep up with the ever-changing demands of the industry. We compete with national and inter-national manufacturers, distributors, resellers and wholesalers including many companies larger than we are.

    The rapid technological changes occurring in the broadband markets may lead to the entry of new competitors, including those with substantially greater resources than we have. Because the markets in which we compete are characterized by rapid growth and, in some cases, low barriers to entry, smaller niche market companies and start-up ventures also may become principal competitors in the future. Actions by existing competitors and the entry of new competitors may have an adverse effect on our sales and profitability. The broadband communications industry is further characterized by rapid technological change. In the future, technological advances could lead to the obsolescence of a substantial portion of our current inventory, which could have a material adverse effect on our business.

Consolidations in the telecommunications industry could result in delays or reductions in purchases of products, which would have a material adverse effect on our business.

     The telecommunications industry has experienced the consolidation of many industry participants, and this trend is expected to continue. We and one or more of our competitors may each supply products to businesses that have merged, such as AT&T Broadband and Comcast, or will merge in the future. Consolidations could result in delays in purchasing decisions by the merged businesses, and we could play either a greater or lesser role in supplying the communications products to the merged entity. These purchasing decisions of the merged companies could have a material adverse effect on our business. Mergers among the supplier base also have increased, and this trend may continue. The larger combined companies with pooled capital resources may be able to provide solution alternatives with which we would be put at a disadvantage to compete. The larger breadth of product offerings by these consolidated suppliers could result in customers electing to trim their supplier base for the advantages of one-stop shopping solutions for all of their product needs. Consolidation of the supplier base could have a material adverse effect on our business.

Our success depends in large part on our ability to attract and retain qualified personnel in all facets of our operations.

     Competition for qualified personnel is intense, and we may not be success-ful in attracting and retaining key executives, marketing, engineering and sales personnel, which could impact our ability to maintain and grow our operations. Our future success will depend, to a significant extent, on the ability of our management to operate effectively. The loss of services of any key personnel, the inability to attract and retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and other technical professionals, could negatively affect our business.

We are substantially dependent on certain manufacturers, and an inability to obtain adequate and timely delivery of products could adversely affect our business.

     We are a Value Added Reseller and Master Distributor for Scientific-Atlanta and a Value Added Reseller of Motorola broadband and transmission products. Should these relationships terminate or deteriorate, or should either manufacturer be unable or unwilling to deliver the products needed by us for our customers, our performance could be adversely impacted. An inability to obtain adequate deliveries or any other circumstance that would require us to seek alternative sources of supply could affect our ability to ship products on a timely basis. Any inability to reliably ship our products on time could damage relationships with current and prospective customers and harm our business.

We have a large investment in our inventory which could become obsolete or outdated.

     We have a large investment in inventory which could become obsolete or outdated. Much of our inventory is acquired from other cable operators and is in the nature of used, refurbished, remanufactured or surplus new equipment. Determining the amounts and types of inventory requires us to speculate to some degree as to what the future demands of our customers will be. If, because of technological changes, consolidation in the industry or competition from other types of broadcast media, the demands for our inventory could be reduced substantially, which would have a material adverse effect upon our business and financial results.

Our outstanding common stock is very thinly traded.

     While we have approximately 10.1 million shares of common stock outstanding, 74.14% of these shares are beneficially owned by David Chymiak and Kenneth Chymiak and 4.96% are beneficially held by Barron Partners, L.P. As a consequence, only about 21% of our shares of common stock are held by nonaffiliated, public investors and available for public trading. The average daily trading volume of our common stock is low. As long as this situation exists, once the shares may be sold in the public market, it may be difficult for shares of our stock to be sold without materially affecting the demand and, consequently, the market price of our shares. Thus, investors in our common stock may encounter difficulty in liquidating their investment in a timely and efficient manner.

We have not paid any dividends on our outstanding common stock and have no plans to pay dividends in the future.

     We have not paid any dividends on our common stock. We currently plan to retain our earnings and have no plans to pay dividends on our common stock in the future. We may also enter into credit agreements or other borrowing arrangements which may restrict our ability to declare dividends on our common stock.

Our principal executive officers and shareholders have a number of conflicts of interest with us.

     Certain of our key properties are leased from entities owned by our principal executive officers. Also, these executives have made loans to us in various amounts in the past and are paid interest on these loans. These transactions are described in the proxy statement that is incorporated by reference into this prospectus. These arrangements create certain conflicts of interest between these executives and us that may not always be resolved in a manner most beneficial to us.

Our international operations may be adversely affected by a number of factors.

     Although the majority of our business efforts are focused in the United States, we have international operations in the Philippines, Taiwan, Korea, Japan, Australia, Brazil, Ecuador, Dominican Republic, Honduras and a few Latin American countries. We currently have no binding agreements or commitments to make any material international investment. Our foreign operations may be adversely affected by a number of factors, including:

    * local political and economic developments could restrict or increase the cost of our foreign operations;
    *   exchange controls and currency fluctuations;
    * tax increases and retroactive tax claims could increase costs of our foreign operations;
    * expropriation of our property could result in loss of revenue, property and equipment;
    * import and export regulations and other foreign laws or policies could result in loss of revenues; and
    * laws and policies of the United States affecting foreign trade, taxation and investment could restrict our ability to fund foreign operations or make foreign operations more costly.

                            FORWARD LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words "believes," "intends," "expects," "anticipates," "projects," "estimates," "predicts" and similar expressions are also intended to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. These statements are subject to a number of risks, uncertainties and developments beyond our control or foresight, including changes in the trends of the cable television industry, technological developments, changes in the economic environment generally, the growth or formation of competitors, changes in governmental regulation or taxation, changes in our personnel and other such factors. Our actual results, performance, or achievements may differ significantly from the results, performance, or achievements expressed or implied in the forward-looking statements. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described under "Risk Factors" above and in other documents that are incorporated by reference into this prospectus.

                                  USE OF PROCEEDS


     We will not receive any of the proceeds from the sale of shares of common stock offered by this prospectus.

                            SELLING SECURITY HOLDERS

Background

     On September 24, 2004, David E. Chymiak, our Chairman of the Board and owner of approximately 41.5% of our outstanding common stock and 50% of our outstanding preferred stock, and Kenneth A. Chymiak, our President and Chief Executive Officer and owner, together with his wife, of approximately 37.6% of our outstanding common stock and 50% of our outstanding preferred stock, entered into a stock purchase agreement with Barron Partners, L.P., a Delaware limited partnership whose main offices are in New York, New York, pursuant to which Barron Partners agreed to purchase from the Chymiaks 500,000 shares of our common stock at a price of $3.25 per share. These shares purchased by Barron Partners represent approximately 4.96% of our outstanding shares of common stock, based on the number of our outstanding shares at June 30, 2004. Bathgate Capital Partners, LLC received a fee of $97,500 in connection with the sale of the 500,000 shares and will receive additional fees if and to the extent that the options are exercised.

     Under the stock purchase agreement, Barron Partners was also granted three options to buy up to an additional 3,000,000 shares of common stock from the Chymiaks. The terms of these options are summarized as follows:


    Option      No. of Shares     Exercise Price       Expiration Date
    No. 1        1,000,000            $4.25        15 months from date of
                                                        prospectus 1
    No. 2        1,000,000            $5.25        18 months from date of
                                                        prospectus 1
    No. 3        1,000,000            $6.25        24 months from date of
                                                        prospectus 1

---------------------------
1 The expiration date of each option shall be extended by the amount of time, if any, during which Barron Partners is restricted from selling any securities described in this prospectus due to the implementation of a "Black-out Period" by us pursuant to the stock purchase agreement.

Each option can be exercised at any time in whole or in part, except that each exercise must be for a minimum of 150,000 shares. The stock purchase agreement provides that the options are not exercisable to the extent that shares received upon exercise, when added to the shares that Barron Partners then beneficially owns, would represent more than 4.99% of our outstanding shares. This restriction can be eliminated by Barron Partners upon 61 days' prior written notice. The 3,500,000 shares covered by the stock purchase agreement represent approximately 34.7% of our outstanding shares of common stock.

     All of the shares which Barron Partners has the right to acquire under the terms of the stock purchase agreement, including the shares which they are entitled to receive upon exercise of the options, may be offered for sale from time to time by the selling shareholders pursuant to this prospectus. The term "selling shareholders" as used in this prospectus, includes Barron Partners, L.P. and their transferees, pledges, donees and other successors acquiring an interest in the shares after the date of this prospectus.

     The selling shareholders are not obligated to sell their shares. If they do sell their shares, they may be sold pursuant to this prospectus or in another permitted manner. Thus, no assurances can be given as to the number of shares that may be sold by the selling shareholders or that will be held by them upon completion of the sales. Information concerning the selling share-holders may change from time to time and the changed information will be presented in a supplement to this prospectus if and when necessary and required. We do not know whether or when the options will be exercised or how long the selling shareholders may hold their shares before selling them. We currently have no agreements, arrangements or understandings with any of the selling shareholders regarding sales of their shares.

     Barron Partners, L.P. has not had a material relationship with us or any of our subsidiaries within the past three years. They also have sole voting and investment power with respect to the shares they acquire pursuant to the stock purchase agreement.




                            PLAN OF DISTRIBUTION

     We are registering the offer and sale of the shares covered by this prospectus on behalf of the selling shareholders. As used in this prospectus, the term "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a selling shareholder after the date of this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

     The selling shareholders may sell their shares from time to time in one or more types of transactions (which may include block transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, at negotiated prices, or at varying prices determined at the time of sale. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling shareholders also may resell any of their shares that qualify for sale under Rule 144 in open market transactions pursuant to Rule 144 under the Securities Act, rather than pursuant to this prospectus.

     The selling shareholders and any broker-dealers that act in connection with the sale of their shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act.

     Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     * the name of the selling shareholder and of the participating broker-dealer(s);
     *     the number of shares involved;
     *     the price at which the shares were sold;
     * the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
     * that the broker-ealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     *     any other facts material to the transaction.

     We will pay all the costs, expenses and fees related to the registration of the shares offered by this prospectus. The selling shareholders will be responsible for the payment of any brokerage commissions, underwriting fees or discounts or fees or expenses of counsel or advisors attributable to the sale of the shares.

                                   LEGAL OPINION

     The validity of the shares of our common stock being offered hereby is being passed upon for us by Conner & Winters, P.C.

                                     EXPERTS

     Our audited financial statements incorporated by reference in this prospectus have been audited by Tullius Taylor Sartain & Sartain LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

                         ----------------------------







                       3,500,000 Shares of Common Stock







                      ADDvantage Technologies Group, Inc.







                                 Prospectus





                         ----------------------------

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The estimated expenses to be incurred by ADDvantage Technologies Group, Inc., or the registrant, in connection with the issuance and distribution of the securities being offered hereby:

         SEC filing fee                                $        1,812
         Accounting fees and expenses                           1,200
         Legal fees and expenses                                5,000
         Printing and engraving                                 1,000
         Miscellaneous                                            988
                                                               ------

         Total                                         $       10,000



Item 15.  Indemnification of Directors and Officers.

     The registrant's Certificate of Incorporation, as amended ("Certificate of Incorporation") and Bylaws provide that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the registrant (or was serving at the request of the registrant as a director, officer, employee or agent for another entity) will be indemnified and held harmless by the registrant, to the fullest extent not prohibited by the laws of Oklahoma.

     Under Section 1031 of the Oklahoma General Corporation Act (the "OGCA"), a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     The OGCA permits Oklahoma corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The Certificate of Incorporation provides that to the maximum extent permitted by law, a director of the registrant shall not be liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director. The only limitations imposed under the OGCA and the Certificate of Incorporation are that a director's liability will not be limited: (i) for breaches of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations or law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) for transactions in which the director derived an improper personal benefit.

     The foregoing summaries are necessarily subject to the complete text of the statutes, the Certificate of Incorporation and Bylaws referred to above and are qualified in their entirety by reference thereto.


Item 16. Exhibits.

        The following exhibits are filed herewith unless otherwise indicated:

1.1 Form of Underwriting Agreement (any underwriting agreement entered into with respect to any of the shares offered hereby will be filed as an exhibit to a current report on Form 8-K and will be deemed incorporated herein by reference).
5.1     Legal Opinion of Conner & Winters, P.C (filed herewith).
23.1 Consent of Conner & Winters, P.C., is contained in its opinion included as exhibit 5.1.
23.2    Consent of Tullius Taylor Sartain & Sartain LLP (filed herewith).
24.1	  Power of Attorney (appears on the signature page of this registration statement).

-----------------

Item 17. Undertakings.

   (a)  The undersigned registrant hereby undertakes:
        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

           (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on October 28, 2004.


                                            ADDvantage Technologies Group, Inc.


                                            By: /s/ Kenneth A. Chymiak
                                                -------------------------------
                                                Kenneth A. Chymiak, President
                                                and Chief Executive Officer


                               POWER OF ATTORNEY

     BE IT KNOWN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David E. Chymiak and Kenneth A. Chymiak, or either of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) of the Securities Act increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


   Signature             Title                                 Date
   ---------             -----                                 ----

                         President, and Chief Executive
/s/ Kenneth A. Chymiak   Officer                               October 28, 2004
-----------------------  Principal Executive and
Kenneth A. Chymiak       Financial Officer)



/s/ Dee Cooper           Controller
-----------------------  (Principal Accounting Officer)        October 28, 2004
Dee Cooper


/s/ David E. Chymiak     Chairman of the Board of
-----------------------  Directors                             October 28, 2004
David E. Chymiak

/s/ Freddie H. Gibson    Director                              October 28, 2004
-----------------------
Freddie H. Gibson

/s/ Stephen J. Tyde      Director                              October 28, 2004
-----------------------
Stephen J. Tyde


/s/ Henry F. McCabe      Director                              October 28, 2004
-----------------------
Henry F. McCabe




                                    INDEX TO EXHIBITS

EXHIBIT
NUMBER                         DESCRIPTION
------                         -----------

  1.1 Form of Underwriting Agreement (any underwriting agreement entered into with respect to any of the shares offered hereby will be filed as an exhibit to a current report on Form 8-K and will be deemed incorporated herein by reference).

  5.1    Legal Opinion of Conner & Winters, P.C (filed herewith).

 23.1 Consent of Conner & Winters, P.C., is contained in its opinion included as exhibit 5.1.

 23.2    Consent of Tullius Taylor Sartain & Sartain LLP (filed herewith).

 24.1 Power of Attorney (appears on the signature page of this registration statement).
--------------------